Exhibit 99.1

Protalix BioTherapeutics Appoints Dr. Ernest Beutler to its Scientific Advisory Board

Carmiel, Israel – June 4, 2007 - Protalix BioTherapeutics, Inc. (AMEX: PLX), today announced the appointment of Professor Ernest Beutler, M.D., to its Scientific Advisory Board.

Professor Beutler serves as Professor and Chairman of the Department of Molecular and Experimental Medicine at The Scripps Research Institute in La Jolla, California. Dr. Beutler began his career with the United States Army Medical Corp. in 1953, during the Korean War. Following his military service, Professor Beutler joined the faculty at the University of Chicago before taking over as Chair of the Division of Medicine at The City of Hope National Medical Center in Duarte, California in 1959.

Over the past five decades, Professor Beutler has made many significant contributions to the field of hematology and the understanding of human disease, and his work has led to developments in the treatment of Gaucher Disease, malaria and hairy cell leukemia, among other diseases. He has written over 800 scientific and medical papers, as well as numerous chapters, books and monographs. He received his Ph.B., in 1946, B.S. in 1948 and his M.D. from the University of Chicago in 1950. Professor Beutler has received numerous accolades throughout his career. He has been elected to the American Academy of Arts and Sciences, the Institute of Medicine of the National Academies, the National Academy of Sciences, and to the Presidency of the American Society of Hematology. In 1993, he was awarded an honorary Ph.D. by the University of Tel Aviv.

Dr. David Aviezer, President and Chief Executive Officer of Protalix, stated, “We are extremely pleased to add someone of Professor Beutler’s expertise and experience to our Scientific Advisory Board. His work in the field of hematology and the treatment of genetic diseases will no doubt add another dimension to what is already a highly respected and knowledgeable scientific advisory board, and his contributions to the treatment of Gaucher Disease will help Protalix progress towards commercialization of prGCD, Protalix’s enzyme for treating Gaucher Disease.”

Professor Beutler added, “I am looking forward to working with the dedicated and able scientific staff of Protalix. Their innovative technology for the large scale production of therapeutic proteins has the potential of bringing the benefits of modern biomedical science to many more patients than can now afford them. This is a truly satisfying goal.”

About Protalix BioTherapeutics, Inc.

Protalix’s proprietary technology is based on its plant cell culture and bioreactor system which provides an effective and scaleable cell system for industrial production of recombinant biopharmaceuticals. Protalix has recently announced that it has completed Phase I clinical studies for its enzyme therapy for Gaucher Disease, under an FDA Investigational New Drug study. Protalix intends to pursue advanced clinical studies for its enzyme therapy for Gaucher Disease and advance additional recombinant biopharmaceutical drug development programs.

Safe Harbor Statement:

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies and products under development, the identification of lead compounds, the successful preclinical development of our products, the completion of clinical trials, the review process of the FDA, foreign regulatory bodies and other governmental regulation, and other factors described in our filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and we disclaim any obligation to update this information.

For additional information, contact Protalix BioTherapeutics at:
investors@protalix.com

AMEX IR Allinace for Protalix BioTherapeutics
Lee Roth / David Burke
212-896-1209 / 1258
lroth@kcsa.com/ dburke@kcsa.com